Exhibit 99.6

Consent and Waiver in Connection with the Statement Establishing And Fixing The Rights And Preferences of Series 2049-2 Muni-MultiMode Preferred Shares and Consent

 ABRDN NATIONAL MUNICIPAL INCOME FUND

April 16, 2025

Toronto-Dominion Investments, Inc.
1 Vanderbilt Avenue
New York, New York 10017

Re: Consent and Waiver in Connection with the Statement Establishing And Fixing The Rights And Preferences Of Series 2049-2 Muni-MultiMode Preferred Shares (the “MMP Shares”) and the Supplement Initially Designating the Variable Rate Mode for the Series 2049-2 Muni-MultiMode Preferred Shares

Ladies and Gentlemen:

This letter serves to document the request by abrdn National Municipal Income Fund (formerly known as Delaware Investments National Municipal Income Fund) (the “Fund”) that Toronto-Dominion Investments, Inc. (“TDII”) consent and agree to the waiver of certain terms and conditions governing the MMP Shares.

WHEREAS, TDII is the Beneficial Owner of 100% of the currently outstanding MMP Shares of the Fund issued pursuant to the Fund’s Statement Establishing And Fixing The Rights And Preferences Of Series 2049-2 Muni-MultiMode Preferred Shares effective February 14, 2022, as amended or supplemented from time to time (the “Statement”), the Supplement Initially Designating the Variable Rate Mode for the Series 2049-2 Muni-MultiMode Preferred Shares effective February 14, 2022, as amended or supplemented from time to time (the “Supplement”) and the Initial Series 2049-2 Muni-MultiMode Preferred Shares (MMP) Purchase Agreement effective February 14, 2022, as amended or supplemented from time to time (the “Purchase Agreement”); and

WHEREAS, pursuant to the terms of the Statement and Supplement, the Fund is required to maintain (i) Asset Coverage of at least 225% and (ii) an Effective Leverage Ratio of no more than 45%.

NOW THEREFORE, the Fund requests TDII by execution and return of this consent and waiver, agree to the waivers requested herein with respect to the terms and conditions of the MMP Shares.

1)	By its signature below, as of the date hereof, TDII, as the Beneficial Owner of 100% of the Fund’s MMP Shares, consents to the following waivers for all purposes under the Statement:
a)	a waiver of the Asset Coverage level such that the Fund may maintain Asset Coverage of no less than 200% (rather than 225% as provided in the Supplement);
b)	a waiver of the Effective Leverage Ratio requirement such that the Fund may maintain an Effective Leverage Ratio that is no higher than 50%, (rather than 45% as provided in the Supplement).

Such waivers to remain in place only during the Effective Period (as defined below).

2)	For the purposes of this consent the “Effective Period” is the period from and including the date hereof to and including July 15, 2025.
3)	It being consented to and agreed that the following terms are further conditions to such consent:
a)	For the avoidance of doubt, the consent provided above shall apply only during the Effective Period. Upon the expiration of the Effective Period, the waiver effected by this consent shall no longer apply and the terms and conditions contained in the Statement and Supplement shall be in effect, including, without limitation, provisions related to the maintenance of the Asset Coverage and the Effective Leverage Ratio and any breaches thereof.
b)	The waiver effected by this consent shall apply to the Asset Coverage and the Effective Leverage Ratio in all respects, including, without limitation, the provisions of Supplement Sections 2.2(a), 2.2(c), 2.3(c)(i)(B), and the definition of Asset Coverage Cure Date, but excluding Supplement Section 2.5.
c)	Notwithstanding any terms of the Fund’s MMP Shares or the Purchase Agreement, during the Effective Period, the Fund shall not issue any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by TDII) including, without limitation, any senior securities consisting of either Preferred Shares or indebtedness or tender option bond trust financing, except as may be otherwise approved or consented to by TDII.
d)	Except with respect to the specific terms addressed in this consent, the Statement and Supplement shall continue to be in full force and effect in all respects. And except as specifically provided herein, the execution, delivery and effectiveness of this consent shall not operate as a waiver of any right, power or remedy of the Beneficial Owners under the Statement or Supplement.
4)	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Statement and Supplement.
5)	This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York, without regard to conflict of laws principles that would require the application of the law of another jurisdiction.
6)	The Fund agrees it will pay the reasonable outside counsel expenses of TDII in connection with this consent letter, associated amendments to the Purchase Agreement (if any), and any related regulatory filings.
7)	THE FUND AND THE BENEFICIAL OWNER SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS CONSENT LETTER.
8)	EACH OF THE FUND AND THE BENEFICIAL OWNER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONSENT LETTER.
9)	This instrument may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this instrument by that party. Unless otherwise provided herein, the words “execute,” “execution,” “signed” and “signature” and words of similar import shall be deemed to include electronic signatures (including Adobe Sign and Docusign) and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act

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Very truly yours,

ABRDN NATIONAL MUNICIPAL INCOME FUND

By: /s/ Heather Hasson

Name: Heather Hasson

Title: Vice President

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Acknowledged, Consented, and Agreed:

TORONTO-DOMINION INVESTMENTS, INC.,

As Beneficial Owner of 100% of the outstanding MMP Shares

By: /s/ Frank Baldi

Name: Frank Baldi

Title: Vice President